EXHIBIT 21

                          Subsidiaries of the Company

Play By Play (Far East) Limited

Play By Play Toys & Novelties Europa, S.A.

Restaurants International, Inc.

Newco Novelty, Inc.

Ace Novelty Co., Inc.

Play By Play Toys & Novelties U.K., Ltd.